Exhibit 99.1

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
	Telephone (310) 552-1776	Chief Executive Officer
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP REGISTERS SUBSTANTIAL GAINS IN SECOND QUARTER AND FIRST HALF OF 2003
Net Income, Assets, Deposits and Loans All Move Higher

CENTURY CITY, CALIFORNIA, JULY 7, 2003 - First Regional Bancorp Nasdaq: FRGB) registered significant increases in net income, total assets, deposits, and loans for both the second quarter and first half of 2003.

Net income for the second quarter ended June 30, 2003 increased by 62 percent to $1,050,000 (36 cents per share, diluted) versus $649,000 (24 cents per share, diluted) for the same period last year.  For the first six months 2003, net income rose 63 percent to $1,963,000 (69 cents per share, diluted) compared to $1,208,000 (45 cents per share, diluted) in the first half of 2002.

As of June 30, 2003, total assets were $576,951,000, an increase of 33% over the level of a year ago.  Over the same period, total deposits climbed 32 percent to $525,160,000, while net loans rose to $510,812,000, a 51% increase from the levels of the prior year.

Jack A. Sweeney, chairman and chief executive officer, commented:  “First Regional turned in another strong performance during the second quarter and the first six months of 2003, as the carefully controlled growth of our balance sheet continued to drive First Regional’s improved earnings.  Although the current low interest rate environment (including the Federal Reserve’s recent actions to reduce interest rates to a 45-year low) puts considerable pressure on margins, our growth has enabled us to overcome this challenge.  But while we have achieved substantial growth over the past year, First Regional has maintained its stringent loan quality standards despite our expanded lending activity.”

He added:  “Our network of regional offices in Los Angeles and Orange counties has contributed substantially to our increase in loans and deposits.  We now intend to further expand our branch system by entering Ventura County’s fast-growing communities of Westlake Village, Thousand Oaks, and Camarillo, and will soon seek regulatory approval to establish an office serving this dynamic market.  Our new office will be led by Regional Vice President Jane Weblemoe, who brings a highly successful track record in the Ventura market to this new position with First Regional Bank.”

Mr. Sweeney concluded:  “First Regional’s objectives remain unchanged:  to maintain profitable growth, preserve and enhance asset quality and thereby continue building shareholder value on a long-term basis.  The present environment, with a multitude of attractive lending opportunities, favors our continued progress toward these goals.  And while unforeseen events such as additional interest rate cuts by the Federal Reserve could put pressure on our financial results, we remain confident regarding First Regional’s prospects.”

First Regional Bancorp is a bank holding company headquartered in Century City.  Its subsidiary,

First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

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	Second Quarter Ended June 30
	2003	2002

Net income	$1,050,000	$649,000

Net income per share
Basic	$0.37	$0.25
Diluted	$0.36	$0.24

Average shares outstanding	2,840,842	2,629,102
Diluted average shares	2,937,049	2,674,850

	Six Months Ended June 30
	2003	2002

Net income	$1,963,000	$1,208,000

Net income per share
Basic	$0.72	$0.46
Diluted	$0.69	$0.45

Average shares outstanding	2,742,588	2,629,981
Diluted average shares	2,832,914	2,674,218

	At June 30
	2003	2002

Total assets	$576,951,000	$434,801,000
Total deposits	$525,160,000	$398,196,000
Net loans	$510,812,000	$339,005,000
Equity capital	$32,195,000	$25,999,000
Shares outstanding	2,842,821	2,631,081

This report includes forward-looking statements that involve inherent risks and uncertainties.  A number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which the Company conducts its operations.